EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHUFFLE MASTER, INC. REPORTS FIRST QUARTER 2012 RESULTS AND ENTERS INTO AN AGREEMENT TO ACQUIRE ONGAME NETWORK LTD.

Shuffle Master Reports 56% Growth in First Quarter EPS and Announces Plan to Acquire Leading B2B Online Poker Company

LAS VEGAS, Nevada, Monday, March 5, 2012 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the first quarter ended January 31, 2012.  In a separate press release issued today, the Company also announced it had entered into a definitive agreement to acquire Ongame Network Ltd. (“Ongame Network”) from bwin.party Services (Austria) Gmbh.  The press release regarding the transaction can be accessed by clicking here.

"I couldn't be more pleased with the great momentum and excitement that Shuffle Master has generated lately and the first quarter was no exception.  Our record quarterly results, coupled with today's announcement about our entering into an agreement to acquire Ongame Network, demonstrates that we're growing our core businesses and successfully executing on our strategies to accelerate growth in the future," said Gavin Isaacs, Chief Executive Officer of the Company.  "We achieved impressive first quarter record revenue and EBITDA driven by strong demand for our new MD3™ shuffler, increasing popularity of our progressive table games offerings, and continued momentum in our slot business.  As our performance clearly highlights, our customer-centric philosophy remains at the core of everything we do. The execution of our agreement to acquire Ongame Network is a great example of how we will continue to partner with our customers to make gaming more fun for players and more profitable for operators."

First Quarter 2012 Financial Highlights

♦
Total revenue increased year-over-year by 28% to $56.1 million, a first quarter record, due to strong Electronic Gaming Machine (“EGM”) performance as well as lease, royalty and service revenue (“recurring revenue”) growth in the Company’s Utility and Proprietary Table Games (“PTG”) segments.

♦	Total recurring revenue was up 10% year-over-year and totaled $27.8 million, or 50% of total revenue.

♦	GAAP net income grew 59% year-over-year to $7.6 million.

♦	Diluted earnings per share ("EPS") grew 56% year-over-year to $0.14, compared to $0.09 in the prior year period.

♦	Gross margin decreased 270 basis points year-over-year to approximately 64%, due primarily to decreased segment margin performance in the Utility and Electronic Table Systems (“ETS”) segments.

♦	Operating income margin increased 370 basis points year-over-year to 20%.

♦	Adjusted EBITDA was a first quarter record, totaling $18.1 million, up 34% from $13.5 million in the year-ago quarter.

♦
Selling, general and administrative ("SG&A") expenses increased $1.0 million year-over-year from $16.2 million to $17.2 million for the quarter, due primarily to a $1.1 million increase in payroll and related expenses, driven partially by the hiring of several open executive level positions, including the Chief Executive Officer, the General Counsel, and the Chief Strategic Officer of the Company, as well as an increase in sales and profit-driven compensation.

♦	Net debt (total debt, less cash and cash equivalents) was $11.4 million, as compared to $17.1 million as of October 31, 2011.

♦	Free Cash Flow1, a non-GAAP financial measure, was $7.7 million, up 155% year-over-year.

“We continue to grow the business, generate cash and pay down debt,” said Lin Fox, Shuffle Master’s Chief Financial Officer. “This has facilitated our commitment to invest in the business, as demonstrated with our acquisition of Fire Bet in the quarter and with today’s announcement of our intent to purchase Ongame Network.”

First Quarter 2012 Business Segment Highlights

Utility

♦	Total Utility recurring revenue of $13.0 million grew 12% year-over-year, driven by increased shuffler leases in the United States and Asia, as well as strong MD3™ shuffler placements.

♦	Total Utility revenue grew 13% to $19.6 million, largely due to increased units on leases and the sale of approximately 160 shufflers into Asia.

♦	The Company achieved a record lease installed base of 8,025 shufflers, an 11% increase in units year-over-year. Approximately 400 new leases were recorded in the first quarter.

♦
Gross margin decreased year-over-year from 63% to 57%, due primarily to decreases in average sales prices from units placed in Asia and to a lesser extent, increased depreciation on new lease placements.

♦	The total MD3™ installed base grew to approximately 700 units, of which 62% are units on lease.

♦	The total i-Deal® installed base grew to approximately 3,600 units, of which 57% are units on lease. The i-Deal® shufflers contributed roughly $3.5 million of lease revenue in the first quarter.

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

Proprietary Table Games

♦
Total PTG recurring revenue for the first quarter increased 10% year-over-year to a record $11.4 million, primarily due to increased placements of Ultimate Texas Hold’em®, Mississippi Stud®, Dragon Bonus® and Three Card Poker Progressive™ in domestic markets.

♦
Total PTG revenue increased by 22% year-over-year to $13.7 million, driven by $2.3 million received from online gaming operators for settlement and license fees for usage of the Company’s valuable intellectual property.

♦	Gross margin increased 190 basis points year-over-year to 84%.

♦
The progressive installed base totaled over 1,000 units, up 316 units from the year-ago quarter, and achieved a record number of net placements in the quarter. Strong placements were fueled by Three Card Poker Progressive and Fortune Pai Gow Progressive™, and to a lesser extent the Company’s new inter-casino progressive offering (“O-WAP”).

Electronic Table Systems

♦
Total ETS recurring revenue was $3.4 million, up 2% from the year-ago quarter, due to leased seats of Rapid Tables Games® in Asia and to a lesser extent, continued lease placements of Vegas Star® in New York.

♦	Total ETS revenue for the quarter grew by 2% year-over-year to $8.3 million as a result of the sale of Rapid Table Games® into Australia, which includes the new multi-game feature.

♦	Gross margin declined year-over-year from 57% to 50%, primarily as a result of 9% decrease in average sales price driven by discounts on refurbished units sold in Asia.

Electronic Gaming Machines

♦	Total EGM revenue grew 104% to $14.5 million compared to the prior year period, driven by the continued success of the Equinox™ cabinet.

♦	Gross margin remained relatively flat year-over-year at 62%.

♦
Total placements of 745 EGMs in the first quarter grew 153% from the prior year period, driven by Equinox placements into Australia and to a lesser extent increased lease placements in Latin America and Asia.

Further detail and analysis of the Company's financial results for the first quarter ended January 31, 2012, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, March 5, 2012.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s first quarter results and on the agreement to acquire Ongame Network during a conference call on March 5, 2012 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s First Quarter 2012 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. Investor Relations website, http://ir.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting first quarter performance may be accessed at http://ir.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s Investor Relations website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through April 5, 2012, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 390409. Highlights fromthe conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service.  The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of Shuffle Master’s table games, social gaming, and mobile applications. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release and all presentation materials accessible from this release contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements include, without limitation: (a) the Company’s expectation that it will complete the acquisition of Ongame Network Ltd. (“Ongame Network”) and that this acquisition will be complementary to the Company’s core business and will accelerate the Company’s future growth; (b) the Company’s ability to implement its strategic, growth and operational plan successfully, including the integration of Ongame Network upon completion of the acquisition, is subject to many factors, some of which are beyond the Company’s control; (c) the Company is dependent upon the success of its customers and risks that impact the Company’s customers may adversely impact the Company and its ability to continue to form strong partnerships with them; (d) the Company’s belief that EPS and Adjusted EBITDA are useful widely referenced performance measures in the Company’s industry that references to them are helpful to investors; (e) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; and (f) the Company’s assumptions of the potential success for its products in the very competitive marketplace in which the Company operates.  The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) unexpected events that prohibit the Company from closing the acquisition of Ongame Network; (b) the Company’s inability to accomplish its innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic and operational plans, integration objectives, or undertake or complete any of its growth initiatives; (c) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (d)  reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (e) the Company’s inability to accurately gauge the commercial appeal of its products; and (f) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products.  Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof.  The Company does not intend, and assumes no obligation, to update any forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2012	2011
Revenue:
Product leases and royalties	$25,953	$23,576
Product sales and service	30,100	20,239
Total revenue	56,053	43,815
Costs and expenses:
Cost of leases and royalties	8,951	7,182
Cost of sales and service	11,281	7,465
Gross profit	35,821	29,168
Selling, general and administrative	17,180	16,201
Research and development	7,527	5,916
Total costs and expenses	44,939	36,764

Income from operations	11,114	7,051

Other income (expense):
Interest income	139	126
Interest expense	(477)	(701)
Other, net	175	157
Total other income (expense)	(163)	(418)
Income from operations before tax	10,951	6,633
Income tax provision	3,302	1,829
Net income	$7,649	$4,804

Basic earnings per share:	$0.14	$0.09
Diluted earnings per share:	$0.14	$0.09

Weighted average shares outstanding:
Basic	55,064	54,132
Diluted	55,653	54,895

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	January 31,	October 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$26,838	$22,189
Accounts receivable, net of allowance for bad debts of $490 and $402	32,973	42,915
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $27 and $44	2,066	1,804
Inventories	24,691	24,335
Prepaid income taxes	4,091	3,279
Deferred income taxes	4,984	4,911
Other current assets	4,796	4,291
Total current assets	100,439	103,724
Investment in sales-type leases and notes receivable, net of current portion and net of allowance for bad debts of $2 and $5	5,334	3,704
Products leased and held for lease, net	35,769	35,196
Property and equipment, net	12,795	12,849
Intangible assets, net	70,266	66,517
Goodwill	85,510	85,392
Deferred income taxes	2,903	3,038
Other assets	2,386	2,467
Total assets	$315,402	$312,887

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,629	$5,001
Accrued liabilities and other current liabilities	16,109	21,135
Deferred income taxes	89	96
Customer deposits	3,320	3,407
Income tax payable	4,285	2,595
Deferred revenue	5,005	3,862
Current portion of long-term debt	505	508
Total current liabilities	33,942	36,604
Long-term debt, net of current portion	37,753	38,757
Other long-term liabilities	2,908	2,969
Deferred income taxes	1,417	942
Total liabilities	76,020	79,272
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 54,711 and 54,196 shares issued and outstanding	547	542
Additional paid-in capital	117,982	114,306
Retained earnings	88,487	80,838
Accumulated other comprehensive income	32,366	37,929
Total shareholders' equity	239,382	233,615
Total liabilities and shareholders' equity	$315,402	$312,887

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

	Three Months Ended
	January 31,
	2012	2011

Cash Flow Data:

Cash provided by operating activities	$16,443	$8,287

Cash used by investing activities:
Payments for products leased and held for lease	$(3,850)	$(4,277)
Purchases of property and equipment	(882)	(930)
Purchases of intangible assets	(4,030)	(4,910)
Acquisition of business	(5,500)	(6,499)
Proceeds from sale of leased assets	41	2,086
Proceeds from sale of assets	-	47
Other	(218)	(221)
	$(14,439)	$(14,704)

Cash provided by financing activities	$1,734	$14,524

Free cash flow (2)	$7,685	$3,018

Reconciliation of income from continuing operations to Adjusted EBITDA:

Net income	$7,649	$4,804
Other expense (income)	163	418
Share-based compensation	932	735
Income tax provision	3,302	1,829
Depreciation and amortization	6,017	5,761

Adjusted EBITDA (1)	$18,063	$13,547

Adjusted EBITDA margin	32.2%	30.9%

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended
	January 31,
	2012	2011

Utility:
Revenue	$19,616	$17,361
Gross profit	11,183	10,848
Gross margin	57.0%	62.5%

Proprietary Table Games:
Revenue	$13,675	$11,226
Gross profit	11,542	9,262
Gross margin	84.4%	82.5%

Electronic Table Systems:
Revenue	$8,264	$8,131
Gross profit	4,129	4,650
Gross margin	50.0%	57.2%

Electronic Gaming Machines:
Revenue	$14,498	$7,097
Gross profit	8,967	4,408
Gross margin	61.8%	62.1%

Total:
Revenue	$56,053	$43,815
Gross profit	35,821	29,168
Gross margin	63.9%	66.6%

Adjusted EBITDA
as a percentage of total revenue	32.2%	30.9%

Income from operations
as a percentage of total revenue	19.8%	16.1%